Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 17, 2011, except for Note 14, as to which the date is March 7, 2011, and the last paragraph of Note 1, as to which the date is April 13, 2011, with respect to the consolidated financial statements of Ellie Mae, Inc. contained in the Prospectus (File No. 333-166438), filed on April 15, 2011, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ Grant Thornton LLP

San Francisco, California

February 2, 2012